UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 24, 2014 (July 22, 2014)

Furmanite Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-05083	74-1191271
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10370 Richmond Avenue, Suite 600 Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 713-634-7777
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) In July 2014, the Board of Directors (the “Board”) of Furmanite Corporation (the “Company”) increased the size of the Board from four to five members and, effective July 22, 2014, appointed Ms. Kathleen Cochran as a new director of the Company to fill the vacancy created by the increase and to serve until the Company’s next Annual Meeting of Stockholders. Ms. Cochran has also been appointed to the Nominating and Governance, Audit, Compensation Committees of the Board.

In connection with her appointment as a director, Ms. Cochran received an award of 10,000 restricted shares of the Company’s common stock pursuant to the Company’s 1994 Stock Incentive Plan, as amended. The restricted stock will generally vest three years from the grant date subject to the satisfaction of certain conditions. In accordance with the Company’s standard compensatory arrangements for non-employee directors, Ms. Cochran will also be eligible to receive an annual cash retainer fee for her service on the Board and periodic equity-based awards, which description of such arrangements is set forth in the Company’s proxy statement on Schedule 14A for its 2014 Annual Meeting of Stockholders as filed with the Securities and Exchange Commission on March 27, 2014, which description is hereby incorporated by reference into this Current Report on Form 8-K.

There are no arrangements or understandings between Ms. Cochran and any other persons pursuant to which she was selected as a director. There are no current or proposed transactions between the Company and Ms. Cochran or her immediate family members that would require disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Item 7.01 Regulation FD Disclosure.

The Company issued a press release announcing the appointment of Ms. Cochran, which is attached as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1    Press release dated July 24, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Furmanite Corporation

Date: July 24, 2014	By:	/s/ ROBERT S. MUFF
Robert S. Muff
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated July 24, 2014